Exhibit 10.1

Execution Version

FIRST AMENDMENT TO LAND CONTRACT

THIS FIRST AMENDMENT TO LAND CONTRACT (this “First Amendment”) is effective as of April 30, 2022, between SF Motors, Inc., a Delaware corporation, DBA SERES (“Vendor”) and Electric Last Mile, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Vendor and Purchaser entered into that certain Land Contract dated as of June 25, 2021 (the “Agreement”) concerning that certain real property located at 12900 McKinley Highway, Mishawaka, Indiana, as more particularly described in the Agreement, a memorandum of which dated as of June 25, 2021 was recorded on July 1, 2021 as instrument number 2021-22191 in the Office of the Recorder of St. Joseph County, Indiana; and

WHEREAS, Vendor and Purchaser desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Vendor and Purchaser hereby agree as follows:

1.	Manner and Timing of Payment of the Purchase Price.

a.      Notwithstanding anything contained in the Agreement to the contrary, including, without limitation, anything contained in Section 1.2 thereof, Purchaser’s Monthly Payment obligations with respect to the Contract Balance for the Payment Dates applicable to the months of April, 2022, May, 2022, June, 2022, and July, 2022 (the applicable Payment Date being the last day of each of said months) (the period commencing April 1, 2022 and expiring July 31, 2022, the “Payment Deferral Period”) shall be, in each case, an amount equal to $1,551,724.14. For the avoidance of doubt, notwithstanding anything contained in the Agreement to the contrary, including, without limitation, anything contained in Section 1.2.2 thereof, the term “Monthly Payment”, as such term is used in the Agreement, shall refer to an amount equal to $1,551,724.14 with respect to the installments due on the Payment Dates occurring during the Payment Deferral Period.

b.     Notwithstanding anything contained in the Agreement to the contrary, including, without limitation, anything contained in Section 1.2 thereof, Purchaser’s Monthly Payment obligations with respect to the Contract Balance for the Payment Dates applicable to the months of August, 2022, September, 2022, October, 2022, and November, 2022 (the applicable Payment Date being the last day of each of said months) (the period commencing August 1, 2022 and expiring November 30, 2022, the “Repayment Period”) shall be, in each case, an amount equal to $4,655,172.42. For the avoidance of doubt, notwithstanding anything contained in the Agreement to the contrary, including, without limitation, anything contained in Section 1.2.2 thereof, the term “Monthly Payment”, as such term is used in the Agreement, shall refer to an amount equal to $4,655,172.42 with respect to the installments due on the Payment Dates occurring during the Repayment Period.

c.      For the avoidance of doubt, from and after the expiration of the Repayment Period, Purchaser’s Monthly Payment obligations shall be, in each case, an amount equal to $3,103,448.28 until Vendor receives the Purchase Price.

2.	Defined Terms. Capitalized terms used in this First Amendment and not otherwise defined in this First Amendment shall have the respective meanings ascribed to such terms in the Agreement.

3.	Ratification of Agreement. Except as expressly amended by this First Amendment, all of the terms, covenants, and conditions of the Agreement are hereby ratified and confirmed in all respects and shall continue to be and remain in full force and effect. All references to the “Contract” in the Agreement shall mean the Contract as amended by this First Amendment. In the event that any of the provisions of this First Amendment conflict with the provisions of the Agreement, the provisions of this First Amendment shall prevail, govern, and control.

4.	Complete Agreement. This First Amendment together with the Agreement contain the entire agreement between Vendor and Purchaser with respect to the matters contained in this First Amendment, superseding all prior agreements and understandings, written or oral.

5.	Effect of Amendment. Except as expressly amended hereby, all terms and provisions of the Agreement are and shall remain in full force and effect.

6.	Waiver. Notwithstanding anything to the contrary in this First Amendment, all of the Vendor’s rights and remedies against the Purchaser and or the Real Property granted to Vendor are expressly reserved, including without limitation, rights and remedies resulting from an Event of Default. Likewise, nothing herein shall be deemed to constitute a waiver of any Event of Default existing as of the date hereof, or as a commitment to grant future payment accommodations or like concessions. In consideration of the financial accommodations provided to the Purchaser by the Vendor pursuant to this First Amendment, Purchaser hereby waives, releases and forever discharges the Vendor from and against any and all rights, claims or causes of action of Purchaser against the Vendor that may have arisen under the Vendor’s actions or inactions with respect to the Land Contract or any lien or collateral in connection therewith, in each case, prior to the date hereof (any of the foregoing, collectively, “Prior Claims”), as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Land Contract which exist as of the date hereof with respect to such Prior Claims. Notwithstanding anything to the contrary in this First Amendment, all of the Purchaser’s rights, claims, causes of action, and remedies against the Vendor that may arise under the Vendor’s actions or inactions from and after the date hereof with respect to the Land Contract or any lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Land Contract or this First Amendment which first arises following the date hereof, including, without limitation, with respect to any duties, obligations, conditions, representations, warranties, or covenants set forth in the Agreement, are expressly reserved by Purchaser, including without limitation, all rights, claims, causes of action, and remedies of Purchaser against the Vendor which may exist following the date hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Vendor and Purchaser have executed this First Amendment as of this ___26_____ day of __May________, 2022.

VENDOR:

SF Motors, Inc.,
a Delaware corporation
D/B/A SERES

By:	/s/ Jacqueline Zhang

Name:	Jacqueline Zhang

Title:	Secretary of the Corporation

[Signature Page to First Amendment to Land Contract]

PURCHASER:
Electric Last Mile, Inc.,
a Delaware corporation

By:	/s/ Shauna McIntyre

Name:	Shauna McIntyre

Title:	Interim CEO

[Signature Page to First Amendment to Land Contract]